Exhibit 99.1

July 5, 2020

Dominion Energy and Duke Energy Cancel the Atlantic Coast Pipeline

RICHMOND, Va. and CHARLOTTE, N.C. – Dominion Energy (NYSE: D) and Duke Energy (NYSE: DUK) today announced the cancelation of the Atlantic Coast Pipeline (“ACP”) due to ongoing delays and increasing cost uncertainty which threaten the economic viability of the project.

Despite last month’s overwhelming 7-2 victory at the United States Supreme Court, which vindicated the project and decisions made by permitting agencies, recent developments have created an unacceptable layer of uncertainty and anticipated delays for ACP.

Specifically, the decision of the United States District Court for the District of Montana overturning long-standing federal permit authority for waterbody and wetland crossings (Nationwide Permit 12), followed by a Ninth Circuit ruling on May 28 indicating an appeal is not likely to be successful, are new and serious challenges. The potential for a Supreme Court stay of the district court’s injunction would not ultimately change the judicial venue for appeal nor decrease the uncertainty associated with an eventual ruling. The Montana district court decision is also likely to prompt similar challenges in other Circuits related to permits issued under the nationwide program including for ACP.

This new information and litigation risk, among other continuing execution risks, make the project too uncertain to justify investing more shareholder capital. For example, a productive tree-felling season this winter is a key milestone to maintaining the project’s cost and schedule. Unfortunately, the inability to predict with confidence the outcome of the project’s permits and the potential for additional incremental delays associated with continued legal challenges, means that committing millions of dollars of additional investment for tree-felling and subsequent ramp up for full construction is no longer a prudent use of shareholder capital.

A series of legal challenges to the project’s federal and state permits has caused significant project cost increases and timing delays. These lawsuits and decisions have sought to dramatically rewrite decades of permitting and legal precedent including as implemented by presidential administrations of both political parties. As a result, recent public guidance of project cost has increased to $8 billion from the original estimate of $4.5 to $5.0 billion. In addition, the most recent public estimate of commercial in-service in early 2022 represents a nearly three-and- a-half-year delay with uncertainty remaining.

Thomas F. Farrell, II, Dominion Energy chairman, president, and chief executive officer, and Lynn J. Good, Duke Energy chair, president, and chief executive officer, said:

“We regret that we will be unable to complete the Atlantic Coast Pipeline. For almost six years we have worked diligently and invested billions of dollars to complete the project and deliver the much-needed infrastructure to our customers and communities. Throughout we have engaged extensively with and incorporated feedback from local communities, labor and industrial leaders, government and permitting agencies, environmental interests and social justice organizations. We express sincere appreciation for the tireless efforts and important contributions made by all who were involved in this essential project. This announcement reflects the increasing legal uncertainty that overhangs large-scale energy and industrial infrastructure development in the United States. Until these issues are resolved, the ability to satisfy the country’s energy needs will be significantly challenged.”

The Atlantic Coast Pipeline was initially announced in 2014 in response to a lack of energy supply and delivery diversification for millions of families, businesses, schools, and national defense installations across North Carolina and Virginia. Robust demand for the project is driven by the regional retirement of coal-fired electric generation in favor of environmentally superior, lower cost natural gas-fired generation combined with widespread growing demand for residential, commercial, defense, and industrial applications of low-cost and low-emitting natural gas. Those needs are as real today as they were at project inception as evidenced by the recently renewed customer subscription of approximately 90 percent of the project’s capacity. The project was also expected to create thousands of construction jobs and millions of dollars in tax revenue for local communities across West Virginia, Virginia and North Carolina.

The companies remain steadfast in the belief that fuel diversity, including renewables, nuclear, and natural gas, is critical for reliably and sustainably serving our customers and communities. Both will continue aggressively pursuing the development of renewables, storage, nuclear license renewals, electric vehicle infrastructure, energy delivery infrastructure, as well as energy efficiency and demand side management programs to meet their customers’ needs while creating jobs and spurring new business growth in the aforementioned regions.

Dominion Energy and Duke Energy will separately provide additional information for their respective stakeholders and shareholders as relates to the company-specific financial, environmental, operational, and other impacts of this announcement.

About Dominion Energy

More than 7 million customers in 20 states energize their homes and businesses with electricity or natural gas from Dominion Energy (NYSE: D), headquartered in Richmond, Va. The company is committed to sustainable, reliable, affordable and safe energy and is one of the nation’s largest producers and transporters of energy with more than $100 billion of assets providing electric generation, transmission and distribution, as well as natural gas storage, transmission, distribution and import/export services. The company is committed to achieving net zero carbon dioxide and methane emissions from its power generation and gas infrastructure operations by 2050. Please visit DominionEnergy.com to learn more.

About Duke Energy

Duke Energy (NYSE: DUK), a Fortune 150 company headquartered in Charlotte, N.C., is one of the largest energy holding companies in the U.S. It employs 29,000 people and has an electric generating capacity of 51,000 megawatts through its regulated utilities and 2,300 megawatts through its nonregulated Duke Energy Renewables unit.

Duke Energy is transforming its customers’ experience, modernizing the energy grid, generating cleaner energy and expanding natural gas infrastructure to create a smarter energy future for the people and communities it serves. The Electric Utilities and Infrastructure unit’s regulated utilities serve 7.8 million retail electric customers in six states: North Carolina, South Carolina, Florida, Indiana, Ohio and Kentucky. The Gas Utilities and Infrastructure unit distributes natural gas to 1.6 million customers in five states: North Carolina, South Carolina, Tennessee, Ohio and Kentucky. The Duke Energy Renewables unit operates wind and solar generation facilities across the U.S., as well as energy storage and microgrid projects.

Duke Energy was named to Fortune’s 2020 “World’s Most Admired Companies” list and Forbes’ “America’s Best Employers” list. More information about the company is available at duke-energy.com. The Duke Energy News Center contains news releases, fact sheets, photos, videos and other materials. Duke Energy’s illumination features stories about people, innovations, community topics and environmental issues. Follow Duke Energy on Twitter, LinkedIn, Instagram and Facebook.

CONTACTS

Dominion Energy:

Media: Aaron Ruby, (804) 489-8081 or Aaron.F.Ruby@dominionenergy.com

Financial analysts: Steven Ridge, (804) 929-6865 or Steven.D.Ridge@dominionenergy.com

Duke Energy:

Media: Tammie McGee, (800) 559-3853 or Tammie.McGee@duke-energy.com

Financial analysts: Bryan Buckler, (704) 382-2640 or Bryan.Buckler@duke-energy.com

DUKE ENERGY FORWARD LOOKING STATEMENT

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management’s beliefs and assumptions and can often be identified by terms and phrases that include “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will,” “potential,” “forecast,” “target,” “guidance,” “outlook” or other similar terminology. Various factors may cause actual results to be materially different than the suggested outcomes within forward-looking statements; accordingly, there is no assurance that such results will be realized. These factors include, but are not limited to:

•	The impact of the COVID-19 pandemic;

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State, federal and foreign legislative and regulatory initiatives, including costs of compliance with existing and future environmental requirements, including those related to climate change, as well as rulings that affect cost and investment recovery or have an impact on rate structures or market prices;

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The extent and timing of costs and liabilities to comply with federal and state laws, regulations and legal requirements related to coal ash remediation, including amounts for required closure of certain ash impoundments, are uncertain and difficult to estimate;

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The ability to recover eligible costs, including amounts associated with coal ash impoundment retirement obligations and costs related to significant weather events, and to earn an adequate return on investment through rate case proceedings and the regulatory process;

•	The costs of decommissioning nuclear facilities could prove to be more extensive than amounts estimated and all costs may not be fully recoverable through the regulatory process;

•	Costs and effects of legal and administrative proceedings, settlements, investigations and claims;

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Industrial, commercial and residential growth or decline in service territories or customer bases resulting from sustained downturns of the economy and the economic health of our service territories or variations in customer usage patterns, including energy efficiency efforts and use of alternative energy sources, such as self-generation and distributed generation technologies;

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Federal and state regulations, laws and other efforts designed to promote and expand the use of energy efficiency measures and distributed generation technologies, such as private solar and battery storage, in Duke Energy service territories could result in customers leaving the electric distribution system, excess generation resources as well as stranded costs;

•	Advancements in technology;

•	Additional competition in electric and natural gas markets and continued industry consolidation;

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The influence of weather and other natural phenomena on operations, including the economic, operational and other effects of severe storms, hurricanes, droughts, earthquakes and tornadoes, including extreme weather associated with climate change;

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The ability to successfully operate electric generating facilities and deliver electricity to customers including direct or indirect effects to the company resulting from an incident that affects the U.S. electric grid or generating resources;

•	The ability to obtain the necessary permits and approvals and to complete necessary or desirable pipeline expansion or infrastructure projects in our natural gas business;

•	Operational interruptions to our natural gas distribution and transmission activities;

•	The availability of adequate interstate pipeline transportation capacity and natural gas supply;

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The impact on facilities and business from a terrorist attack, cybersecurity threats, data security breaches, operational accidents, information technology failures or other catastrophic events, such as fires, explosions, pandemic health events or other similar occurrences;

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The inherent risks associated with the operation of nuclear facilities, including environmental, health, safety, regulatory and financial risks, including the financial stability of third-party service providers;

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The timing and extent of changes in commodity prices and interest rates and the ability to recover such costs through the regulatory process, where appropriate, and their impact on liquidity positions and the value of underlying assets;

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The results of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings, interest rate fluctuations, compliance with debt covenants and conditions and general market and economic conditions;

•	Credit ratings of the Duke Energy Registrants may be different from what is expected;

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Declines in the market prices of equity and fixed-income securities and resultant cash funding requirements for defined benefit pension plans, other post-retirement benefit plans and nuclear decommissioning trust funds;

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Construction and development risks associated with the completion of the Duke Energy Registrants’ capital investment projects, including risks related to financing, obtaining and complying with terms of permits, meeting construction budgets and schedules and satisfying operating and environmental performance standards, as well as the ability to recover costs from customers in a timely manner, or at all;

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Changes in rules for regional transmission organizations, including changes in rate designs and new and evolving capacity markets, and risks related to obligations created by the default of other participants;

•	The ability to control operation and maintenance costs;

•	The level of creditworthiness of counterparties to transactions;

•	The ability to obtain adequate insurance at acceptable costs;

•	Employee workforce factors, including the potential inability to attract and retain key personnel;

•	The ability of subsidiaries to pay dividends or distributions to Duke Energy Corporation holding company (the Parent);

•	The performance of projects undertaken by our nonregulated businesses and the success of efforts to invest in and develop new opportunities;

•	The effect of accounting pronouncements issued periodically by accounting standard-setting bodies;

•	The impact of U.S. tax legislation to our financial condition, results of operations or cash flows and our credit ratings;

•	The impacts from potential impairments of goodwill or equity method investment carrying values; and

•	The ability to implement our business strategy, including enhancing existing technology systems.

Additional risks and uncertainties are identified and discussed in the Duke Energy Registrants’ reports filed with the SEC and available at the SEC’s website at sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than described. Forward-looking statements speak only as of the date they are made and the Duke Energy Registrants expressly disclaim an obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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